UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 11, 2010

Senesco Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 George Street, Suite 420, New Brunswick, New Jersey	08901
(Address of Principal Executive Offices)	(Zip Code)

(732) 296-8400
(Registrant's telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events.

Creation of Finance Committee

In December, 2009 the Board of Directors (the “Board”) of Senesco Technologies, Inc. (the “Company”) formed a Finance Committee of the Board of Directors.  The Board appointed each of John Braca (Chairman of the Finance Committee) and Harlan W. Waksal, M.D. to serve on the Finance Committee.  While the Finance Committee will not have a charter, the Board has determined that the Finance Committee will assist the Board in seeking suitable funding as well as assisting the Company in other financial matters.  It is anticipated that the Finance Committee will not be a permanent committee of the Board and will remain in existence only until the Company is able to secure suitable funding as determined by the Board.

While Dr. Waksal will not be compensated for his membership on the Finance Committee because of his position as Chairman of the Board, Mr. Braca will receive additional board compensation in the amount of $6,000 a month as well as 10,000 options per month to purchase shares of the Company’s common stock.  Such options shall vest on the last business day of the fiscal quarter in accordance with the terms of the Company’s 2008 Incentive Compensation Plan, but shall not be issued until at least two trading days after the Company issues its financial results for such quarter.  Such compensation shall be in addition to any other fees received by Mr. Braca for his service on the Board and its other committees.

As previously disclosed on Form 8-K, Mr. Braca was to play a more active role in the Company and was to be paid a fee for his services.  Due to his appointment to this new Finance Committee, Mr. Braca will no longer serve the Company in that capacity.  Mr. Braca did not receive compensation for his prior services and any compensation that he does receive will be in connection with his service on this new Finance Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: January 11, 2010	By:	/s/ Joel Brooks
	Name:	Joel Brooks
	Title:	Chief Financial Officer